Exhibit 21.1

Digital Landscape Group, Inc.

Significant Subsidiaries

Name:	State or Country of Incorporation:
APW OpCo, LLC	Delaware
AP WIP Investments Holdings, LP	Delaware
AP WIP Investments, LLC	Delaware
AP WIP Domestic Investments II, LLC	Delaware
AP WIP Domestic Investments III, LLC	Delaware
AP WIP Holdings, LLC	Delaware
AP Wireless Investments, I, LLC	Delaware
AP WIP International Holdings, LLC	Delaware
AP WIP International Holdings, II, SARL	Luxembourg
AP Wireless (UK) Limited	United Kingdom
AP Wireless II (UK) Limited	United Kingdom